Exhibit 99.2
Commercial Metals Company’s Polish Subsidiary to Install
New Flexible Medium Section Rolling Mill
     Irving, Texas — July 25, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that CMC Zawiercie S.A. (CMCZ), CMC’s steel minimill located in Zawiercie, Poland, will install a new rolling mill at an estimated cost of $170 million. The new mill, designed to allow efficient and flexible production of an increased medium section product range, will complement the facility’s existing rolling mill dedicated primarily to rebar production. The mill will have a rolling capacity of approximately 650,000 metric tons of rebar, merchant bar and wire rod. The new mill, expected to be commissioned during the summer of 2009, is in addition to CMCZ’s second existing rolling mill dedicated to wire rod production and the previously announced wire rod block currently under installation.
     CMC Chief Executive Officer Murray McClean said, “This is a major strategic expansion to capture the full advantage of the significant and underutilized melting capacity of CMCZ’s two existing electric arc furnaces. The new mill will expand production volume and extend the product range and size of our long products.”
     CMC Executive Vice President Hanns Zoellner added, “Apart from additional rebar capacity to supply the growing demand for reinforcing steel in Poland, the merchant bar will expand CMCZ’s current product offerings to include larger sizes of rounds, squares, angles and flats. New products such as channels, unequal angles and tees can also be produced. The mill addition will also be capable of providing product to the new wire rod block presently being installed at CMCZ which is on schedule to be operational by summer 2008. The combination of these projects will provide wire rod of higher quality with availability in bigger coils for CMCZ’s customers.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
(more)

Commercial Metals Company’s Polish Subsidiary to Install
New Flexible Medium Section Rolling Mill

Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties for capital expenditure projects include, but are not limited to, delays due to permitting and regulatory approvals, construction cost overruns, achieving anticipated completion dates, successful new equipment start up, timely achievement of estimated production capacity and product range, pricing and successful marketing of the facility’s products, increased capacity and product availability from competing steel mills and other steel suppliers including import quantities, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
www.cmc.com
2007-27